Exhibit 99.1
Press Release

PARKERVISION Announces Private Placement of $8.4 Million

JACKSONVILLE, FL., --February 23, 2007-- PARKERVISION, INC. (Nasdaq NMS: PRKR), a developer and marketer of semiconductor technology solutions for wireless applications, today announced that it has completed a private placement for the sale of 992,441 shares of its common stock, at a price of $8.50 per share for gross proceeds of approximately $8.4 million.

Commenting on the transaction, Jeffrey L. Parker, CEO and Chairman of ParkerVision stated, “We are extremely pleased with the level of support for this offering by both new and existing institutional investors. This financing fortifies our balance sheet as we continue to move closer toward the adoption of our technology solutions by our target customers.”

About ParkerVision
ParkerVision is focused on the commercialization of its proprietary RF communication technologies that enable significant advancements in wireless products and services. These technologies are described collectively as Energy Signal Processing (ESP™). ESP optimally processes RF waveform energy, eliminating costly and inefficient circuit processes inherent in traditional RF designs.

ParkerVision’s solutions will initially address key needs for extended battery life, reduced cost and higher performance in mobile handsets as the cellular industry migrates to next generation networks. The company’s extended business strategy targets additional market opportunities in communications and networking where it can leverage its ESP technologies for products and services in an increasingly wireless world.

Safe Harbor Statement

This press release contains forward-looking information. Readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s SEC reports, including the Form 10K for the year ended December 31, 2005 and the Forms 10Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006. These risks and uncertainties could cause actual results to differ materially from those currently anticipated or projected.